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                                                                    EXHIBIT 99.1

                               [TRANSWITCH LOGO]

                                                                    News Release


                 TranSwitch Corporation Completes Acquisition of
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                         ONEX Communications Corporation
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     Acquisition Expands Product Line Targeted at Metropolitan Access Market


(Shelton, CT) September 24, 2001 - TranSwitch Corporation (NASDAQ:TXCC) reported today that it has completed the previously announced pending acquisition of privately held ONEXTM Communications Corporation, ("ONEX"), which develops System Silicon SolutionsTM for multi-service platforms. In connection with the acquisition, TranSwitch issued approximately 6 million shares of its common stock and paid approximately $20 million in cash. ONEX, based in Bedford, Massachusetts, will operate as a wholly owned subsidiary of TranSwitch.

ONEX brings to TranSwitch a highly skilled staff with extensive design expertise in developing VLSI solutions for metropolitan area networks. Currently, ONEX is developing System Silicon Solutions TM that enable equipment vendors to combine network routing, switching and transmission capabilities with increased performance and improved economics. ONEX's architecture provides scalable processing and switching of all major traffic types including TDM, ATM, IP and MPLS and addresses the full requirements for carrier class multi-service platforms.

"The ONEX team brings a wealth of experience in the development of Systems Silicon Solutions TM for multi-service Metropolitan Area Networks. These solutions complement TranSwitch's product portfolio and roadmap," stated Dr. Santanu Das, President and CEO of TranSwitch Corporation. "This acquisition is strategic for both the companies as our combined intellectual property will enable us to offer very comprehensive VLSI solutions to our customers."

"We are very proud of joining forces with the TranSwitch team, and we believe that the ONEX system silicon technology is an important part of TranSwitch's comprehensive strategy to power the growth of global communications networks. Our customers will now have access to a comprehensive portfolio of access and metro area VLSI solutions and will be able to deliver innovative multi-service platforms to the marketplace," stated Paul DeBeasi, Vice President, Marketing and Product Planning, ONEX Communications Corporation.

                                    - more -

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TranSwitch Corporation Completes Acquisition
of ONEX Communications Corporation                                       page 2



About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines (TM)- to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks
(WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site - http://www.transwitch.com.

About ONEX Communications Corporation:

ONEX Communications Inc. is an emerging provider of System Silicon to telecom equipment vendors. Its mission is to be a market leader in offering solutions for equipment vendors that target metropolitan area networks. The Company is located in Bedford, Massachusetts.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks of downturns in economic conditions generally, and in the telecommunications and data communications markets and the semiconductor industry specifically, risks associated with foreign sales and with high customer concentration, risks of dependence on third-party VLSI fabrication facilities, intellectual property rights and litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

ONEX and Systems Silicon Solutions are trademarks of ONEX Communications Corporation.

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For more information contact:

Peter J. Tallian
Chief Financial Officer
TranSwitch Corporation
Phone: 203-929-8810 ext. 2427
Fax: 203-926-9453
www.transwitch.com